CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Porter Novelli Life Sciences Phone: (858) 527-3486

Inovio Reports First Quarter 2006 Financial Results

SAN DIEGO, CA – May 9, 2006 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the quarter ended March 31, 2006.

Total revenue for the quarter ended March 31, 2006 was $697,993, as compared to $961,921 for the same period in 2005. Revenue consisted of license fees, milestone payments, and amounts received from collaborative research and development arrangements and grants.

Total operating expenses for the quarter ended March 31, 2006 were $3,510,975, as compared to $8,182,618 for the same period in 2005. Included in total operating expenses for the quarter ended March 31, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the quarter ended March 31, 2006 was $2,706,225, or $(0.09) per share, as compared with a net loss attributable to common stockholders of $9,285,290, or $(0.50) per share, for the same period in 2005. Included in net loss attributable to common stockholders for the quarter ended March 31, 2005, was the $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from our acquisition of Inovio AS, as well as a non-cash imputed dividend charge of $1,942,773 related to the private placement we completed in January 2005.

Revenue

Revenue from license fees and milestone payments was $151,054 for the quarter ended March 31, 2006, as compared to $99,839 for the same period in 2005. The increase in revenue from license fees and milestone payments fees for the three month period ended March 31, 2006, as compared to the comparable period in 2005, was mainly due to the recognition of additional revenue related to license fees and milestone payments from Merck (the “Merck Agreement”). Under our May 2004 license and collaboration agreement with Merck, we may receive additional future payments relating to the successful achievement of certain additional development milestones.

Revenue from collaborative research and development arrangements during the quarter ended March 31, 2006 was $276,230, as compared to $517,612 for the same period in 2005. This decrease in revenue was primarily due to less collaborative research and development revenue recognized from the Merck Agreement.

Grant and miscellaneous revenue was $270,709 for the quarter ended March 31, 2006, as compared to $344,470 for the same period in 2005. The decrease in grant and miscellaneous revenue for the quarter ended March 31, 2006, as compared to the comparable period in 2005, was mainly due to less revenue recognized from our European Union and U.S. Army grants received from the acquisition of Inovio AS.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2006 were $1,640,425, as compared to $3,340,381 for the same period in 2005. The decrease in research and development expenses for the quarter ended March 31, 2006, as compared to the comparable period in 2005, was primarily due to a decrease in clinical trial expenses. The remainder of the decrease was mainly due to lower legal and patent related fees, decreased external research expenses and other expenses associated with our clinical trials, and a lower cost of manufacturing products to support these clinical trials. These were offset by an increase in share-based compensation expense of $126,656 related to options issued to employees. Historically, clinical expenses have included the use of an outside Clinical Research Organization (“CRO”). Throughout the three months ended March 31, 2006, we increased the use of internal resources and external consultants to more cost effectively fulfill those activities formerly undertaken by this CRO.

General and administrative expenses for the quarter ended March 31, 2006 were $1,814,300, as compared to $1,472,737 for the same period in 2005. The increase in general and administrative expenses for the quarter ended March 31, 2006, as compared to the comparable period in 2005, was mainly due to share-based compensation expense of $365,115 related to options issued to employees.

Amortization of intangible assets was $56,250 and $37,500 during the three months ended March 31, 2006 and 2005, respectively, related to an intangible asset associated with contracts and intellectual property acquired as part of our purchase of Inovio AS in January 2005.

Operating expenses for the three months ended March 31, 2005, include a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount expended for IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. There were no such charges related to acquisitions during the same period in 2006.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the quarter ended March 31, 2006, as compared to the same period in 2005, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition in January 2005, as well as decreased clinical trial and research and development expenses. In addition, in connection with the January 2005 private placement, we recorded an imputed dividend charge of $1,942,773 for the three months ended March 31, 2005. There was no such charge for the three months ended March 31, 2006. These decreases were offset, in part, by an increase in share-based compensation expense related to options issued to employees.

Capital Resources

As of March 31, 2006, we had cash and investments of $14,220,425 and working capital of $12,054,385, as compared to $17,166,567 in cash and investments and $14,185,032 in working capital as of December 31, 2005.

The decrease in working capital during the three months ended March 31, 2006 was primarily due to expenditures related to our research and development and clinical trial activities, as well as various general and administrative expenses related to legal, corporate development, investor relations and financing activities.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy. SECTA targets a significant unmet clinical need: the local treatment of solid tumors, with selective killing of cancer cells while preserving healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and Phase I trials for pancreatic and breast cancer. Merck, Vical, University of Southampton, and H. Lee Moffitt Cancer Center are using Inovio’s gene delivery technology in clinical studies of novel DNA therapeutics delivered using electroporation. Inovio is a leader in developing human therapeutic applications of electroporation, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the three months ended March 31, 2006, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31, 2006	2005
	(Unaudited)
ASSETS

Cash and cash equivalents	$2,220,425	$17,166,567
Short-term investments	12,000,000	—
Accounts receivable	431,547	284,171
Prepaid expenses and other current assets.	637,480	870,169

Total current assets	15,289,452	18,320,907

Fixed assets, net	506,536	375,613
Patents and other assets, net	2,104,166	2,148,090
Goodwill	4,290,594	4,290,594
Intangible assets, net	3,787,500	3,843,750

Total assets	$25,978,248	$28,978,954

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,579,444	$1,864,935
Accrued clinical trial expenses	656,319	1,064,497
Deferred revenue	999,304	1,206,443

Total current liabilities	3,235,067	4,135,875

Deferred rent	270,369	285,875
Deferred tax liabilities	1,060,500	1,076,250
Long-term liabilities	—	10,206

Total liabilities	4,565,936	5,508,206

Stockholders’ equity:
Preferred stock	1,373	1,562
Common stock	30,428	29,469
Additional paid-in capital	138,373,970	137,739,954
Accumulated deficit	(116,976,167)	(114,269,942)
Other comprehensive loss	(17,292)	(30,295)

Total stockholders’ equity	21,412,312	23,470,748

Total liabilities and stockholders’ equity	$25,978,248	$28,978,954

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Unaudited)

	Three Months	Three Months
	Ended March 31, 2006	Ended March 31, 2005
Revenue:
License fee and milestone payments	$151,054	$99,839
Revenue under collaborative research and development arrangement	276,230	517,612
Grant and miscellaneous revenue	270,709	344,470

Total revenue	697,993	961,921

Operating expenses:
Research and development	1,640,425	3,340,381
General and administrative	1,814,300	1,472,737
Amortization of intangible assets	56,250	37,500
Charge for acquired in-process research and development	—	3,332,000

Total operating expenses	3,510,975	8,182,618

Loss from operations	(2,812,982)	(7,220,697)

Interest and other income	179,122	80,898

Net loss	(2,633,860)	(7,139,799)

Imputed and declared dividends on preferred stock	(72,365)	(2,145,491)

Net loss attributable to common stockholders	$(2,706,225)	$(9,285,290)

Amounts per common share – basic and diluted:
Net loss	$(0.09)	$(0.38)
Imputed and declared dividends on preferred stock	—	(0.12)

Net loss per share attributable to common stockholders	$(0.09)	$(0.50)

Weighted average number of common shares – basic and diluted	29,621,372	18,628,245